Exhibit 99.1

Sizmek to Acquire Rocket Fuel, Creating Industry’s First Predictive Omni-Channel Marketing Platform Serving Agencies and Brands

Deal values Rocket Fuel at approximately $145 million; Brings together marketing-centric AI and creative optimization to form an unparalleled data activation platform at global scale

New York, July 18, 2017 – Sizmek Inc., the largest people-based creative optimization and data activation platform delivering impressions that inspire, today announced it has entered into a definitive acquisition agreement with Rocket Fuel Inc., an industry leading predictive marketing platform that uses AI to anticipate optimal consumer response to messaging. Under the terms of the agreement, an affiliate of Sizmek, backed by Vector Capital, will commence a tender offer for all of the outstanding shares of Rocket Fuel common stock for $2.60 per share in cash, which represents an enterprise value for Rocket Fuel of approximately $145 million.

The acquisition brings together two of the world’s most respected names in advertising technology, to create one of the largest independent marketing platforms built for agencies and brands. It will fuse together AI powered predictive analytics, dynamic creative and media optimization to drive true campaign performance.

Collectively, Sizmek and Rocket Fuel service more than 20,000 advertisers and 3,600 agencies to global audiences in over 70 countries, and service a client base comprised of the world’s most recognized brands and agencies.

“The acquisition of Rocket Fuel brings omni-channel creativity and AI-enabled decisioning together under one roof, providing our clients with a self-service predictive marketing platform that optimizes campaigns across the entire media plan,” said Dr. Mark Grether, Executive Chairman of Sizmek. “This is the next logical step in marketing automation–media optimization and full creative optimization combined, bringing together the context and the creative for the optimal consumer experience. The result is advertising that is deeply personalized, highly intuitive, and AI-enabled for peak performance, redefining the boundaries of creative possibility and media execution.”

“By integrating with Sizmek, we’re effectively combining the powerful brand-building insights delivered via our Predictive Marketing Platform’s Decision Engine, with Sizmek’s creative optimization platform. This union creates one integrated, full-funnel solution to enable agencies and their brands address key performance objectives across paid, owned and earned media,” said Randy Wootton, Chief Executive Officer of Rocket Fuel. “This transaction accelerates our global expansion efforts in more than 70 countries, which empowers us to provide agencies and brands with more tools, exceptional service and support worldwide.”

Upon completion of the transaction, Rocket Fuel will become a privately-held company. The transaction, which is expected to close in the third quarter of 2017, is conditioned upon satisfaction of a minimum tender offer condition, regulatory approvals and other customary closing conditions. The Rocket Fuel board of directors unanimously approved the acquisition agreement. Stockholders holding approximately 24% of Rocket Fuel’s common stock have entered into a tender and support agreement with Sizmek pursuant to which such stockholders agreed to tender all of their shares into the tender offer. This agreement terminates if, among other things, the Rocket Fuel board of directors withdraws its recommendation in favor of the tender offer pursuant to the terms of the acquisition agreement.

Needham & Company, LLC is serving as financial advisor to Rocket Fuel. Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Rocket Fuel’s legal advisor. Kirkland & Ellis LLP is acting as Sizmek’s legal advisor.

For more information, please visit www.sizmek.com.

About Sizmek

Sizmek creates impressions that inspire through its people-based creative optimization platform. In the digital world, creating impressions that inspire is vital to building meaningful, long-lasting relationships with your customers. Sizmek provides powerful, integrated solutions so creative and data work together, optimizing campaigns across all media. When your messages resonate, your impact amplifies, and your business reaches new heights. Sizmek operates its platform in more than 70 countries, with local offices providing award-winning service throughout North America, EMEA, LATAM, and APAC, and connecting more than 20,000 advertisers and 3,600 agencies to audiences around the world, serving over 2.3 trillion impressions each year.

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About Rocket Fuel

Rocket Fuel Inc. is a predictive marketing software company that uses artificial intelligence to empower agencies and marketers to anticipate people’s need for products and services. Headquartered in Redwood City, Calif., Rocket Fuel has more than 20 offices worldwide and trades on the NASDAQ Global Select Market under the ticker symbol “FUEL.” Rocket Fuel, the Rocket Fuel logo, Moment Scoring, Advertising That Learns and Marketing That Learns are trademarks or registered trademarks of Rocket Fuel Inc. in the United States and other countries.

Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events, including but not limited to the acquisition of Rocket Fuel Inc. (“Rocket Fuel”) by Sizmek Inc. (“Sizmek”), the capabilities of the combined company following the acquisition, and Rocket Fuel’s expectations for its Media Services business and second half financial results. Words such as “expect,” “believe,” “intend,” “plan,” “goal,” “focus,” “anticipate,” and other similar words are also intended to identify forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation, due to: uncertainties as to the timing of the tender offer and the acquisition; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; the effects of disruption from the tender offer or acquisition on Rocket Fuel’s business; the fact that the announcement and pendency of the tender offer and acquisition may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the effects of disruption caused by the tender offer or acquisition making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and the risk that stockholder litigation in connection with the tender offer or the acquisition may result in significant costs of defense, indemnification and liability.

Additional factors that could cause actual results to differ materially from those anticipated are under the caption “Risk Factors” in Rocket Fuel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and in subsequent SEC filings. These forward-looking statements are made as of the date of this press release, and Sizmek expressly disclaims any obligation or undertaking to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date on which the statements were made.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Rocket Fuel, Sizmek, through an affiliate, will commence a tender offer for all of the outstanding shares of Rocket Fuel. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Rocket Fuel. It is also not a substitute for the tender offer materials that Sizmek will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Sizmek will file tender offer materials on Schedule TO with the SEC, and Rocket Fuel will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY ROCKET FUEL’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Rocket Fuel’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Rocket Fuel’s stockholders by contacting Rocket Fuel at ir@rocketfuel.com or by phone at (650) 481-6082, or by visiting Rocket Fuel’s website (www.rocketfuel.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Rocket Fuel with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. ROCKET FUEL’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZMEK OR ROCKET FUEL WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, SIZMEK AND ROCKET FUEL.

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